EXHIBIT 99.1
LGI Homes, Inc. Reports Fourth Quarter and Full Year 2014 Results
THE WOODLANDS, Texas, March 12, 2015 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced record results for the fourth quarter and full year ended December 31, 2014.
Fourth Quarter 2014 Highlights and Comparisons to Fourth Quarter 2013

•	Net Income of $7.5 million, or $0.37 Basic EPS and $0.34 Diluted EPS

•	Adjusted earnings of $8.0 million, after excluding $0.5 million of non-recurring expenses, net of tax, related to the Oakmont acquisition, or $0.39 per basic share

•	Net Income Before Income Taxes increased 233.8% to $11.6 million

•	Home Closings increased 29.1% to 652 Homes

•	Home Sales Revenues increased 40.8% to $108.4 million

•	Average Home Sales Price increased 9.1% to $166,288

•	Adjusted Gross Margin as a Percentage of Home Sales Revenues increased 300 basis points to 28.9%

•	Active Selling Communities at quarter-end increased to 39 from 25

Full Year 2014 Highlights and Comparisons to Full Year 2013

•	Net income of $28.2 million, or $1.37 Basic EPS and $1.33 Diluted EPS

•	Net Income Before Income Taxes Increased 87.9% to $43.1 million

•	Home Closings Increased 45.7% to 2,356 Homes

•	Home Sales Revenues Increased 59.1% to $383.3 million

•	Average Home Sales Price Increased 9.2% to $162,677

•	Adjusted Gross Margin as a Percentage of Home Sales Revenues Increased 90 basis points to 28.2%
The pro forma financial information presented for the fourth quarter 2013 and the twelve months ended December 31, 2013 gives effect to the acquisition of joint venture interests in the LGI/GTIS Joint Ventures (as defined below) as if the acquisitions had occurred on January 1, 2012. Please see the Unaudited Pro Forma Statements of Operations included later in this release. Please also see “Non-GAAP Measures” for a reconciliation of adjusted gross margin to gross margin.
Diluted EPS reflects the issuance of $85.0 million of the Company’s convertible notes, in November 2014, using the “if-converted method”. Upon receipt of stockholder approval for the flexible settlement feature of the convertible notes, the Company may be able to use the treasury stock method for determining the impact of the conversion feature of the convertible notes on EPS.
Management Comments
“This has been a momentous year for LGI Homes,” said Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “Our fourth quarter provided a solid finish to the year. We ended 2014 with record breaking results of 2,356 homes closed which exceeded expectations. This 45% year-over-year increase marks the fourth consecutive year we have grown home closings by more than 40%. In addition to delivering great results during our first full year as a public company, we also acquired our first homebuilder, entered the Denver and Charlotte markets, and launched our new move-up brand, Terrata Homes.”
“Turning our attention to 2015, we kicked off the year with solid results closing 373 homes during the first two months. We continue to see strong demand for homeownership in our markets and uphold a positive outlook on the year.”

“Recognizing that growth is the key driver to our success, we plan to build on our current momentum by further expanding our community count, increasing our share in our current markets, and improving community absorption in our newer markets to meet our goals and objectives for 2015. We believe we will have between 50 and 55 active selling communities at the end of 2015 and close between 2,800 and 3,200 homes during the year,” Lipar concluded.
2014 Fourth Quarter Results
Home closings during the fourth quarter of 2014 increased 29.1% to 652 from 505 during the fourth quarter of 2013. Active selling communities increased to 39 at the end of the fourth quarter of 2014, up from 34 at the end of the third quarter of 2014.
Home sales revenues for the fourth quarter of 2014 increased 40.8% to $108.4 million compared to the fourth quarter of 2013. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $166,288 for the fourth quarter of 2014, an increase of 9.1% over the fourth quarter of 2013. This increase was primarily due to an improved pricing environment and shift in product mix.
Adjusted gross margin as a percentage of home sales revenues for the fourth quarter of 2014 increased to 28.9% from 25.9% for the fourth quarter of 2013. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin to gross margin.
Selling and general and administrative expenses were $18.1 million for the fourth quarter of 2014, or 16.7% of home sales revenues. Selling expense for the fourth quarter of 2014 includes $0.3 million of outside broker commissions for home closings from the acquired Oakmont backlog. General and administrative expenses include approximately $0.7 million of acquisition related costs attributable to the Oakmont transaction.
Net income of $7.5 million, or $0.37 per basic and $0.34 per diluted share, for the fourth quarter of 2014 includes $1.2 million of cost of sales related to the fair value step-up adjustment for real estate inventory and lot option contracts acquired in the GTIS and Oakmont acquisitions that resulted in homes closed during the quarter. Excluding $0.5 million, net of tax, which is attributable to the $0.7 million of Oakmont acquisition costs that are considered to be non-recurring, earnings for the fourth quarter of 2014 would have been $8.0 million ($0.39 per basic share), instead of 7.5 million (0.37 per basic share).
Results for the Year Ended December 31, 2014
Home closings reached an all-time high for the year ended December 31, 2014, increasing 45.7% to 2,356, far surpassing the previous record of 1,617 from 2013. Active selling communities increased by 14 communities during 2014 and totaled 39 active selling communities at the end of the year. Reflected in this increase are an additional five active communities in the Southeast division, an additional four in the Southwest division, another three in the Florida division and two in the Texas division.
Home sales revenues for 2014 increased 59.1% to $383.3 million compared to the year ended December 31, 2013. The increase in home sales revenues is primarily due to the increase in the number of active selling communities and homes closed as well as an increase in the average home sales price.
The average home sales price during the year ended December 31, 2014 was $162,677, an increase of $13,659, or 9.2%, over the full year of 2013. This increase was primarily due to an improved pricing environment and shift in product mix.
Net income of $28.2 million, or $1.37 per basic and $1.33 per diluted share, for the year ended December 31, 2014, includes $3.6 million of cost of sales related to the fair value step-up adjustment for real estate inventory and lot option contracts acquired in the GTIS and Oakmont acquisitions that resulted in homes closed during the year.

Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company offers the following guidance for 2015. The Company believes it will have between 50 and 55 active selling communities at the end of 2015, close between 2,800 and 3,200 homes and generate EPS between $1.85 and $2.25 per share. This outlook assumes that general economic conditions, including interest rates, and mortgage availability in 2015 are similar to those in 2014, and that home sales price, construction costs and overall absorption rates for 2015 are consistent with the Company's recent experience.
Background
Prior to the completion of the Company’s initial public offering (the “IPO”), the Company’s predecessor owned a 15% equity interest in and managed the day-to-day operations of four joint venture entities (the “LGI/GTIS Joint Ventures”). Concurrent with the IPO, the Company acquired all of the equity interests in the LGI/GTIS Joint Ventures that it did not own immediately prior to the IPO (the “GTIS Acquisitions”). The historical financial statements, for the three months and year ended December 31, 2013, present the predecessor’s interests in the LGI/GTIS Joint Ventures using the equity method and the predecessor’s share of the LGI/GTIS Joint Ventures’ net earnings are included in income from unconsolidated joint ventures. Effective November 13, 2013, the Company owns all of the equity interests in the LGI/GTIS Joint Ventures and accounts for them on a consolidated basis after such date.
On October 2, 2014, the Company completed its first acquisition of another homebuilder when it acquired certain real estate assets owned by Oakmont Home Builders, Inc. and its affiliate (collectively, “Oakmont”) in Charlotte, North Carolina, for a purchase price of approximately $17.3 million, consisting of approximately $15.2 million, in cash and an earnout to be paid based on home closings through December 31, 2017.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12 p.m. Eastern Time on Thursday, March 12, 2015. The call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer, Secretary and Treasurer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company's website for approximately12 months. A replay of the call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “96360435”. This replay will be available until March 20, 2015.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina and South Carolina. LGI's core markets include Houston, San Antonio, Dallas/Fort Worth, Austin, Phoenix, Tucson, Tampa, Orlando, Atlanta, Albuquerque, Charlotte and most recently Denver. For more information about the Company and its new home developments please visit the Company's website at www.LGIHomes.com.

Forward-Looking Statements
Any statements made in this press release that are not statements of historical fact, including statements about the Company's beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believe," "estimate," "project," "anticipate," "expect," "seek," "predict," "contemplate," "continue," "possible," "intent," "may," "might," "will," "could," "would," "should," "forecast," or "assume" or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the "Risk Factors" section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company's actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2014	2013

ASSETS
Cash and cash equivalents	$31,370	$54,069
Accounts receivable	7,365	5,402
Real estate inventory	367,908	141,983
Pre-acquisition costs and deposits	9,878	3,703
Deferred tax assets, net	—	288
Property and equipment, net	1,610	845
Other assets	7,515	1,992
Goodwill and intangible assets, net	12,481	12,728
Total assets	$438,127	$221,010

LIABILITIES AND EQUITY
Accounts payable	$15,479	$14,001
Accrued expenses and other liabilities	21,365	7,100
Deferred tax liabilities, net	2,685	—
Notes payable	216,099	35,535
Total liabilities	255,628	56,636
COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 20,849,044 shares issued and 19,849,044 shares outstanding as of December 31, 2014 and 20,763,449 shares issued and outstanding as of December 31, 2013	208	208
Additional paid-in capital	163,520	157,056
Retained earnings	35,321	7,110
Treasury stock, at cost: 1,000,000 shares at December 31, 2014	(16,550)	—
Total equity	182,499	164,374
Total liabilities and equity	$438,127	$221,010

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	For the Three Months Ended December 31,			For the Years Ended December 31,
	2014	2013		2014	2013

Revenues:
Home sales	$108,420	$65,034		$383,268	$160,067
Management and warranty fees	—	419		—	2,729
Total revenues	108,420	65,453		383,268	162,796
Cost of Sales	78,820	52,100		280,481	121,326
Selling expenses	10,884	6,687		36,672	15,769
General and administrative	7,187	4,527		23,744	13,604
Income from unconsolidated LGI/GTIS Joint Ventures	—	(1,367)		—	(4,287)
Operating income	11,529	3,506		42,371	16,384
Interest expense, net	—	3		—	51
Gain on remeasurement of interests in LGI/GTIS Joint Ventures	—	(6,446)		—	(6,446)
Other (income) loss, net	(45)	32		(708)	(24)
Net income before income taxes	11,574	9,917		43,079	22,803
Income tax provision	4,040	793		14,868	1,066
Net income	7,534	9,124		28,211	21,737
Loss attributable to non-controlling interests	—	7		—	590
Net income attributable to owners	$7,534	$9,131		$28,211	$22,327

Net income for the period of November 13, 2013 to December 31, 2013 post Reorganization Transaction		$7,110

Earnings per share:
Basic	$0.37	$0.34	(a)	$1.37
Diluted	$0.34	$0.34	(a)	$1.33

Weighted average shares outstanding:
Basic	20,379,837	20,763,449	(b)	20,666,758
Diluted	22,136,497	20,834,124	(b)	21,202,967

(a) Basic and diluted earnings per share data for the period November 13, 2013 to December 31, 2013 post Reorganization Transactions.
(b) Weighted average number of shares of common stock for the period November 13, 2013 to December 31, 2013 post Reorganization Transactions.

LGI HOMES, INC.
UNAUDITIED PRO FORMA STATEMENTS OF OPERATIONS
The unaudited pro forma consolidated financial data is presented for informational purposes only and does not purport to represent what the results of operations would have been had the GTIS Acquisitions actually occurred on the date indicated and does not purport to project the results of operations for any future period.
A step-up of approximately $7.4 million was recorded to the real estate inventory and certain lot option contracts in connection with the GTIS Acquisitions. The pro forma adjustments do not reflect additional cost of sales related to the step-up adjustment since the step-up does not have a continuing impact on the Company’s results of operations due to the short-term impact on financial performance.

	For the Three Months Ended December 31, 2013
	LGI Homes, Inc.	LGI/GTIS Joint Ventures	Adjustments		LGI Homes, Inc. Pro Forma
	(dollars in thousands)
Revenues:
Home sales	$65,034	$11,963	$—		$76,997
Management and warranty fees	419	—	(419)	(c)	—
Total revenues	65,453	11,963	(419)		76,997
Expenses:
Cost of sales	52,100	8,913	(39)	(c)	60,974
Selling expenses	6,687	1,145	—		7,832
General and administrative	4,527	504	(339)	(b) (c)	4,692
Income from unconsolidated LGI/GTIS Joint Ventures	(1,367)	—	1,367	(a)	—
Operating income	3,506	1,401	(1,408)		3,499
Interest income (expense), net	(3)	—	—		(3)
Gain on remeasurement of interest in LGI/GTIS Joint Ventures	6,446	—	(6,446)	(d)	—
Other income (expense), net	(32)	3	—		(29)
Net income before income taxes	9,917	1,404	(7,854)		3,467
Income tax provision	(793)	(27)	—		(820)
Net income	9,124	1,377	(7,854)		2,647
Loss attributable to non-controlling interests	7	—	—		7
Net income attributable to owners	$9,131	$1,377	$(7,854)		$2,654

(a) Eliminates the predecessor’s equity in the income of the LGI/GTIS Joint Ventures.
(b) Reflects amortization of the $0.7 million intangible asset (i.e., trade name rights) recorded in the GTIS Acquisitions. The trade name rights have an estimated useful life of three years based upon the timing of the majority of the forecasted revenues to be earned over the remaining development cycle of the LGI/GTIS Joint Ventures’ communities. Amortization is recorded on a straight-line basis. Pro forma amortization expense was $0.03 million for the three months ended December 31, 2013.
(c) Reflects the elimination of $0.4 million of management and warranty fees the predecessor charged to the LGI/GTIS Joint Ventures during the period pursuant to certain management services agreements. Effective as of the completion of the GTIS Acquisitions, the applicable management services agreements were terminated, and the fees were no longer charged. The corresponding charges of $0.4 million and $0.04 million were recorded to general and administrative expense and cost of sales, respectively, by the LGI/GTIS Joint Ventures.
(d) Represents the elimination of gain on re-measurement of the predecessor's equity interest in the LGIGTIS Joint Ventures in connection with the GTIS Acquisitions. The gain on re-measurement represents the predecessor's equity interests at fair value less the carrying value of the predecessors' equity interest using the equity method of accounting.

LGI HOMES, INC.
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
The unaudited pro forma consolidated financial data is presented for informational purposes only and does not purport to represent what the results of operations would have been had the GTIS Acquisitions actually occurred on the date indicated and does not purport to project the results of operations for any future period.
A step-up of approximately $7.4 million was recorded to the real estate inventory and certain lot option contracts in connection with the GTIS Acquisitions. The pro forma adjustments do not reflect additional cost of sales related to the step-up adjustment since the step-up does not have a continuing impact on the Company’s results of operations due to the short-term impact on financial performance.

	For the Year Ended December 31, 2013
	LGI Homes, Inc.	LGI/GTIS Joint Ventures	Adjustments		LGI Homes, Inc. Pro Forma
	(dollars in thousands)
Revenues:
Home sales	$160,067	$80,896	$—		$240,963
Management and warranty fees	2,729	—	(2,729)	(c)	—
Total revenues	162,796	80,896	(2,729)		240,963
Expenses:
Cost of sales	121,326	58,718	(213)	(c)	179,831
Selling expenses	15,769	7,279	—		23,048
General and administrative	13,604	3,906	(2,300)	(b)(c)	15,210
Income from unconsolidated LGI/GTIS Joint Ventures	(4,287)	—	4,287	(a)	—
Operating income	16,384	10,993	(4,503)		22,874
Interest expense, net	51	—	—		51
Gain on remeasurement of interests in LGI/GTIS Joint Ventures	(6,446)	—	6,446	(d)	—
Other income (expense), net	(24)	(75)	—		(99)
Net income before income taxes	22,803	11,068	(10,949)		22,922
Income tax provision	1,066	194	—		1,260
Net income	21,737	10,874	(10,949)		21,662
Loss attributable to non-controlling interests	590	—	—		590
Net income attributable to owners	$22,327	$10,874	$(10,949)		$22,252

(a) Eliminates the predecessor’s equity in the income of the LGI/GTIS Joint Ventures.
(b) Reflects amortization of the $0.7 million intangible asset (i.e., trade name rights) recorded in the GTIS Acquisitions. The trade name rights have an estimated useful life of three years based upon the timing of the majority of the forecasted revenues to be earned over the remaining development cycle of the LGI/GTIS Joint Ventures’ communities. Amortization is recorded on a straight-line basis. Pro forma amortization expense was $0.2 million for the year ended December 31, 2013.
(c) Reflects the elimination of $2.7 million of management and warranty fees the predecessor charged to the LGI/GTIS Joint Ventures during the period pursuant to certain management services agreements. Effective as of the completion of the GTIS Acquisitions, the applicable management services agreements were terminated, and the fees were no longer charged. The corresponding charges of $2.5 million and $0.2 million were recorded to general and administrative expense and cost of sales, respectively, by the LGI/GTIS Joint Ventures.
(d) Represents the elimination of gain on re-measurement of the predecessor's equity interest in the LGIGTIS Joint Ventures in connection with the GTIS Acquisitions. The gain on re-measurement represents the predecessor's equity interests at fair value less the carrying value of the predecessors' equity interest using the equity method of accounting.

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company provided information in this press release relating to “Adjusted Gross Margin.”

Adjusted Gross Margin

Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustment, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of our operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance.

The following tables reconcile adjusted gross margin to gross margin, which is the GAAP financial measure that our management believes to be most directly comparable (dollars in thousands):

			Pro Forma
	Three Months Ended December 31,		Three Months Ended December 31,
	2014	2013	2013
Home sales	$108,420	$65,034	$76,997
Cost of sales	78,820	52,100	60,974
Gross margin	29,600	12,934	16,023
Purchase accounting adjustment (a)	1,172	3,526	3,526
Capitalized interest charged to cost of sales	557	405	405
Adjusted gross margin	$31,329	$16,865	$19,954
Gross margin % (b)	27.3%	19.9%	20.8%
Adjusted gross margin % (b)	28.9%	25.9%	25.9%

(a)
Adjustments result from the application of purchase accounting for the GTIS Acquisition and the Oakmont Acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.

			Pro Forma
	Year Ended December 31,		Year Ended December 31,
	2014	2013	2013
Home sales	$383,268	$160,067	$240,963
Cost of sales	280,481	121,326	179,831
Gross margin	102,787	38,741	61,132
Purchase accounting adjustment (a)	3,620	3,526	3,526
Capitalized interest charged to cost of sales	1,704	1,104	1,104
Adjusted gross margin	$108,111	$43,371	$65,762
Gross margin % (b)	26.8%	24.2%	25.4%
Adjusted gross margin % (b)	28.2%	27.1%	27.3%

(a)
Adjustments result from the application of purchase accounting for the GTIS Acquisition and the Oakmont Acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(b)	Calculated as a percentage of home sales revenues.

Homes Sales Revenues and Closings by Division
(Dollars in thousands, unless otherwise stated)

	Three Months Ended December 31, 2014		Pro Forma Three Months Ended December 31, 2013
Division	Revenues	Closings	Revenues	Closings
Texas	$63,244	376	$61,334	404
Southwest	14,514	85	6,809	44
Florida	12,414	70	7,003	45
Southeast	18,248	121	1,851	12
Total home sales	$108,420	652	$76,997	505

	Year Ended December 31, 2014		Pro Forma Year Ended December 31, 2013
Division	Revenues	Closings	Revenues	Closings
Texas	$255,355	1,575	$201,121	1,358
Southwest	45,725	273	26,191	170
Florida	43,374	255	11,800	77
Southeast	38,814	253	1,851	12
Total home sales	$383,268	2,356	$240,963	1,617

CONTACT:     Investor Relations:
        Taylor Renberg, (281) 210-2619
        InvestorRelations@LGIHomes.com

Source: LGI Homes